Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - May 15, 2017 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the first quarter ended March 31, 2017.

Cleveland BioLabs reported a net loss of $(1.7) million, excluding minority interests, for the first quarter of 2017, or $(0.15) per share, compared to a net loss, excluding minority interests, of $(0.7) million, or $(0.06) per share, for the same period in 2016. The increase in net loss was primarily due to an increase in the non-cash adjustment to our warrant liabilities and decreased revenues and expenses due to the completion of our development contracts with the Russian Federation Ministry of Industry and Trade (“MPT”), which was partially offset by reduced operating costs aligned with our streamlined focus primarily on pursuing a pre Emergency Use Authorization (“pre-EUA”) with the U.S. Food and Drug Administration (“FDA”) and a Marketing Authorization Application (“MAA”) with the European Medicines Agency (“EMA”) for entolimod as a medical radiation countermeasure.

As of March 31, 2017, the Company had $13.1 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is estimated to fund operations for at least one year beyond the filing date of our Form 10-Q.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The pursuit of commercialization for entolimod as a medical radiation countermeasure remains our top priority. As previously announced, we are excited to have received agreement from the FDA to commence the in vivo biocomparability study in non-human primates. Following completion of this study and discussion of the study results with the FDA, we expect the agency to resume the review of our pre-EUA dossier."

“We are also excited to have received a positive opinion from EMA on our pediatric investigational plan and are diligently working on assembling our MAA for submission to EMA," added Dr. Kogan.

Other Operational Highlights

•
Entolimod Oncology Indications. We have completed dosing of 40 patients in a clinical study of the safety and tolerability of entolimod as a neo-adjuvant therapy in treatment-naïve patients with primary colorectal cancer who are recommended for surgery. This study was conducted in Russia and partially funded by the development contract with the MPT. The goal is to accumulate additional clinical data regarding immune cell response to administrations of entolimod to guide future oncology development. The analysis of the data is ongoing.

•
CBLB612 is a synthetic molecule that activates the Toll-like heterodimeric receptor 2/6 and stimulated white blood cell generation in preclinical studies. Recently we have completed dosing in a Phase 2, randomized, placebo-controlled clinical study of CBLB612 as myelosuppressive prophylaxis in patients with breast cancer receiving doxorubicin-cyclophosphamide chemotherapy and data analysis of this study is in progress.

•
Mobilan is a recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of entolimod we are also developing through our subsidiary, Panacela Labs, Inc. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.

Further Financial Results

Revenue for the first quarter of 2017 decreased to $0.6 million compared to $0.8 million for the first quarter of 2016. The net decrease was primarily attributable to reduced revenue from our development contracts with MPT which completed in 2016. This decrease was partially offset by increased revenue from our Joint Warfighter Medical Research Program (“JWMRP”) contract from the Department of Defense (“DoD”) for the continued development of the entolimod as a medical radiation countermeasure.

Research and development costs for the first quarter of 2017 decreased to $1.4 million compared to $1.9 million for the first quarter of 2016. The reduction in research and development costs is due to completion of our development contract with MPT and was offset, in part, by continued preclinical development along with other drug manufacturing activities associated with our JWMRP contract.

General and administrative costs for the first quarter of 2017 decreased to $0.8 million compared to $1.2 million for the first quarter of 2016. This decrease was primarily attributable to reductions in personnel and other operating costs in connection with cost savings efforts to streamline operations.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, immuno-oncology, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed as a medical radiation countermeasure for the prevention of death from acute radiation syndrome, an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC, and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as "potential," "may," "future," "will," "plan," "anticipate," "believe," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company's future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Factors that could contribute to such differences include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the company's plans and expectations with respect to future clinical trials and commercial scale-up activities; the company's ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company's ability to comply with its obligations under license agreements; the company's inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company's product candidates, if approved; the company's plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company's product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company's product candidates; the company's history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries; the performance of the company's third-party suppliers and manufacturers; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the "Risk Factors" and "Forward-Looking Statements" described in the company's periodic filings with the Securities and Exchange Commission.
Contact:
Yakov Kogan, Chief Executive Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: investor.relations@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENDSED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,820,504	$6,901,816
Short-term investments	9,253,471	8,343,657
Accounts receivable	516,432	352,700
Other current assets	231,026	289,768
Total current assets	13,821,433	15,887,941
Equipment, net	29,597	37,376
Other long-term assets	30,740	30,553
Total assets	$13,881,770	$15,955,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$379,213	$336,435
Accrued expenses	1,185,329	1,823,235
Accrued warrant liability	1,071,117	949,419
Total current liabilities	2,635,659	3,109,089
Commitments and contingencies	—	—
Total liabilities	2,635,659	3,109,089
Stockholders’ equity:
Preferred stock, $.005 par value; 10,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $.005 par value; 160,000,000 shares authorized, 10,987,166 shares issued and outstanding as of March 31, 2017 and December 31, 2016	54,932	54,932
Additional paid-in capital	158,773,753	158,773,753
Other comprehensive loss	(497,581)	(564,559)
Accumulated deficit	(152,403,850)	(150,740,156)
Total Cleveland BioLabs, Inc. stockholders’ equity	5,927,254	7,523,970
Noncontrolling interest in stockholders’ equity	5,318,857	5,322,811
Total stockholders’ equity	11,246,111	12,846,781
Total liabilities and stockholders’ equity	$13,881,770	$15,955,870
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Grants and contracts	$574,974	$812,500
Operating expenses:
Research and development	1,416,998	1,941,240
General and administrative	777,424	1,183,566
Total operating expenses	2,194,422	3,124,806
Loss from operations	(1,619,448)	(2,312,306)
Other income (expense):
Interest and other income	49,289	181,765
Foreign exchange gain (loss)	(8,230)	47,086
Change in value of warrant liability	(121,698)	1,412,713
Total other income (expense)	(80,639)	1,641,564
Net loss	(1,700,087)	(670,742)
Net loss attributable to noncontrolling interests	36,393	2,806
Net loss attributable to Cleveland BioLabs, Inc.	$(1,663,694)	$(667,936)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.15)	$(0.06)
Weighted average number of shares used in calculating net loss per share, basic and diluted	10,987,166	10,987,166
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Cash flows used in operating activities	$(2,318,154)	$(2,256,743)
Cash flows provided by/(used in) investing activities	(810,624)	6,350,389
Cash flows provided by financing activities	—	539,998
Effect of exchange rate change on cash and equivalents	47,466	42,760
Increase (decrease) in cash and cash equivalents	(3,081,312)	4,676,404
Cash and cash equivalents at beginning of period	6,901,816	5,918,424
Cash and cash equivalents at end of period	$3,820,504	$10,594,828

See Notes to Consolidated Financial Statements